                                                                      Exhibit 12

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1)
                          (In Thousands, except ratio)



                                               1998         1997          1996          1995        1994
                                            -----------  -----------  -------------  ----------  -----------
EARNINGS
Pre-tax income (loss)                         $55,069      $25,153     $(191,394)     $34,913      $65,380
Fixed charges                                  15,865       16,683        17,913       19,594       13,911
                                            ------------------------------------------------------------------
Total(a)                                      $70,934      $41,836     $(173,481)     $54,507      $79,291
                                            ==================================================================

FIXED CHARGES
Interest expense and amortization of
 debt discount and premium on all
 indebtedness                                 $15,009      $15,768     $  17,052      $18,734      $13,051
Interest portion of rental expense                856          915           861          860          860
                                        ------------------------------------------------------------------
Total fixed charges (b)                       $15,865      $16,683     $  17,913      $19,594      $13,911
                                        ==================================================================

Ratio of earnings to fixed
 charges(a)/(b)                                  4.5x         2.5x            (2)        2.8x         5.7x

(1) For purposes of determining this ratio, earnings (loss) consist of income before income taxes and extraordinary loss (1997), plus fixed charges. Fixed charges consist of interest expense and the portion of operating leases that management believes are representative of the interest factor.
(2) Earnings were insufficient to cover fixed charges by $191.4 million in 1996.